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                                                                    EXHIBIT 99.1

Contact:          Investor Relations
                  Road 156 km. 58.2 Valle Tolima, Caguas
                  (787)758-0000


         Caguas, Puerto Rico (April 2, 2004) - Cortelco Systems Puerto Rico, Inc. (OTCBB: CPROF.OB) today announced that the Company's Board of Directors has accepted the resignation of Sergio Moren as President and Chief Executive Officer of the Company. Mr. Moren will continue to serve on the Company's Board of Directors. The Board of Directors appointed Robert Schnabl to serve as interim President and Chief Executive Officer until the Board can locate a permanent successor for these positions. The Company's Board of Directors also accepted the resignation of David Lee as Chairman and director of the Company. Mr. Moren will fill the Chairman vacancy left by Mr. Lee. The Board also appointed Ms. Gloria Lee to fill the remaining vacancy on the Board.

         Mr. Moren joined the Company in February 1998. Mr. Moren explained to the Board of Directors that he resigned from the position of President and Chief Executive Officer due to personal reasons. James Hopper, board member, commented, "Mr. Moren has been instrumental in assisting the Company in the development and implementation of its strategic objectives over the past six years. We thank Mr. Moren for his productive service as the president and chief executive officer and look forward to his continued service as Chairman of the Board of Directors of the Company."

         Mr. Schnabl has served as Director of Program Management for Cortelco, Inc. since 1999. From 1994 until 1999, he served in a variety of roles for Cortelco Inc., Cortelco Systems and eOn Communications. Prior to joining Cortelco in 1994, Mr. Schnabl was the Vice-President of Engineering and Quality for CMC Industries, Inc., which, at the time, was one of the fifteen largest contract electronics manufacturing companies in the world. From 1981 until 1990, Mr. Schnabl held numerous positions of increasing responsibility with ITT Telecommunications and its successor companies in the Engineering and Quality departments. Mr. Schnabl has a Bachelor of Science degree from the United States Military Academy at West Point. Mr. Moren commented, "The Company will benefit from the business experience that Mr. Schnabl will bring to the Company, and we welcome his extensive experience. We believe that Mr. Schnabl's background in the telecommunications industry will be very valuable to us going forward."

         Mr. Lee has been the Chairman and a director of the Company since its inception. The Board thanked Mr. Lee for his many years of service as Chairman and the strategic vision he has provided to the Company. Mr. Lee resigned from the Board in order to focus on other business interests.

         Ms. Lee is currently serving as secretary of eOn Communications and Cidco Communications Corporation. From 1997 until 1999, Ms. Lee was the General Counsel and Secretary of Photonics Corporation. Ms. Lee has a BA in Economics from the University of California at Santa Cruz and a JD from Willamette University College of Law.

ABOUT CORTELCO SYSTEMS PUERTO RICO

         Cortelco Systems Puerto Rico, Inc. is a value-added reseller of voice and data communications systems and services in Puerto Rico and throughout the Caribbean and Latin America. The Company also resells cellular telephones and airtime in Puerto Rico. To find out more information about Cortelco Systems Puerto Rico, please contact investor relations at the main corporate number
(787)758-0000.

NOTE:

         This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company's results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in Cortelco Systems Puerto Rico's most recent Form 10-K filing with the Securities and Exchange Commission.